Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Second Quarter and Year-to-Date Results (Unaudited)

Costa Mesa, Calif., July 24, 2007 -- Pacific Premier Bancorp, Inc.  (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank, (the “Bank”), recorded second quarter net income of $1.2 million, or $0.18 per diluted share, compared to $2.9 million, or $0.43 per diluted share, for the second quarter of 2006, a decrease of 58.1%.  The results in 2006 were positively impacted by a $1.9 million reduction in the valuation allowance for deferred tax assets. Net income for the six months ended June 30, 2007 was $2.1 million, or $0.32 per diluted share, compared to $4.6 million, or $0.70 per diluted share in the comparable prior period.  All diluted earnings per share amounts have been adjusted to reflect warrants, restricted stock and stock options outstanding.

Return on average assets (ROAA) and return on average equity (ROAE) for the six months ended June 30, 2007 was 0.59% and 7.09%, respectively, compared to 1.36% and 17.59%, respectively, for the same period in 2006.  The Company’s basic and diluted book value per share increased to $11.38 and $9.41, respectively, at June 30, 2007, reflecting an annualized increase of 6.3% and 5.5% from December 31, 2006.

Given recent developments in the single family housing markets related to sub-prime and residential construction loans the Company is providing the following information regarding the Bank’s loan portfolio composition as of June 30, 2007 (dollars in thousands):

Loan Type	Amount	% of Total

• Multi-family	$331,946	54.6%
• Commercial real estate - investor owned	162,943	26.8%
• Commercial real estate - owner-occupied	50,184	8.3%
• Commercial and industrial (“C&I”)	38,664	6.4%
• Small Business Administration (“SBA”)	8,493	1.4%
• One-to-four family	14,072	2.3%
• Construction – multi-family	1,097	0.2%
• Other	111	0.0%
Total	$607,510	100.0%

As previously announced, the Bank does not engage in sub-prime lending or single-family residential construction loans.

Steven R. Gardner, President and Chief Executive Officer, stated, “Our second quarter results were positively impacted by the sale of $50.5 million of multi-family loans which generated $1.0 million in gains on sale.  We continue to utilize loan sales as a strategy to remix the loan portfolio toward higher yielding loan products. Our net interest margin expanded by 3 and 13 basis points compared to the quarters ended March 31, 2007 and December 31, 2006, respectively.  The prior investments we have made in the expansion of our branch network are beginning to payoff as total deposits increased $33.2 million through the first half of the year, equating to a 20.4% annualized growth rate.”

For the three and six months ended June 30, 2007, net interest income was $4.5 million and $9.0 million, respectively, compared to $4.2 million and $8.9 million for the same periods a year earlier.  The increase for the three month period is predominately attributable to a 12.6% growth in interest income, from $10.7million to$12.1million, for the three months ended June 30, 2007.  Growth in interest income was predominately attributable to a 10.3%increase in the average loan yield to 7.37% from 6.68% over the prior year period which was partially offset by a decrease in average loans outstanding of $8.7 million.  As part of the Bank’s transformation to a commercial banking platform, management has implemented various strategies to increase interest income through the origination of higher yielding commercial real estate and small business loans. Partially offsetting the increase in interest income was an increase in interest expense for the three months ended June 30, 2007 of 16.2%, or $1.1million.  The increase in interest expense was attributable to increases in average deposits outstanding of $38.9million, as well as the increase in the average cost of deposits and borrowings of  70 and 46 basis points, respectively, over the prior year period.

The net interest margin for the quarter ended June 30, 2007 was 2.63% compared to 2.58% for the same period a year ago.  The increase was primarily attributable to increases in the average rate earned on loans of 69 basis points, which was partially offset by an increase in the average cost of deposits and borrowings.  The increase in the cost of funds is attributable to the strong competitor deposit pricing within the Bank’s primary markets and higher borrowing cost associated with the Bank’s Federal Home Loan Bank (“FHLB”) advances.  The increase in loan rates is primarily due to the change in the mix of the loan portfolio to include more commercial real estate and business loans and less multi-family loans. Non-multi-family loans increased from 28.7% of the loan portfolio as of June 30, 2006 to 45.4% a year later.

The provision for loan losses was $215,000 and $514,000 for the three and six months ended June 30, 2007, respectively, compared to $104,000 and $103,000 for the same periods in 2006.  The increase in the provision for the six months ended June 30, 2007 compared to the same period in 2006 is primarily due to the transitioning of the Bank’s loan portfolio to include more commercial real estate and business loans and less multi-family loans.  The reserve for commercial real estate and business loans increased during the six month period ended June 30, 2007 by a total of $651,000 compared to $285,000 for the same period in 2006.  Net recoveries for the second quarter of 2007 were $12,000 compared to charge-offs of $117,000 for the same period in 2006.

Noninterest income was $1.9 million and $3.6 million for the three and six months ended June 30, 2007, respectively, compared to $1.2 million and $2.2 million, respectively, for the same periods ended June 30, 2006.  The increases in noninterest income for the three and six month periods are primarily due to an increase in gains from loan sales of $558,000 and $1.2 million, respectively, compared to the same periods in 2006.

Noninterest expenses were $4.3 million and $8.7 million for the three and six months ended June 30, 2007, respectively, compared to $3.7 million and $7.4 million for the same periods ended June 30, 2006.  The increase in noninterest expense for the three and six months were the result of increases in compensation and benefits and legal and audit expense of $353,000 and $77,000 for the three months, respectively, and $765,000 and $292,000 for the six months, respectively.  The increase in compensation and benefits is primarily in salaries that increased $654,000 for the six month period ending June 30, 2007 compared to the same period in the prior year, of which $237,000 is related to the two de novo branches opened in 2006 and the one in 2007.  The number of employees at the Bank grew from 109 at June 30, 2006 to 114 at June 30, 2007.  The increase in legal and audit expense is primarily due to a lawsuit that was settled in June 2007 that cost the Bank a total of $250,000 in legal and settlement fees during the last six months compared to $32,000 in the prior year period.

The Company had a tax provision for the three and six months ended June 30, 2007 of $698,000 and $1.2 million, respectively.  For the same periods a year earlier, the Company had a tax benefit of $1.3 million and $1.1 million, respectively. During the 2006 period, the Company benefited from a reduction in its valuation allowance for deferred taxes of $1.9 million and $2.4 million, respectively.  The Company’s valuation allowance for deferred taxes was zero at June 30, 2007, as the deferred tax assets were determined, more likely than not, to be realized based on recent earnings and management’s analysis of the valuation allowance during the quarter.

Total assets of the Company were $719.5 million as of June 30, 2007, compared to $730.9 million as of December 31, 2006.  The $11.4 million, or 1.6%, decrease in total assets is primarily due to decreases in federal funds sold and net loans of $10.0 million and $1.2 million, respectively.

Net loans decreased $1.2 million to $603.9 million as of June 30, 2007, compared to the prior year end.  The decrease is primarily due to the Bank selling $108.4 million of multi-family loans and $5.9 million of commercial real estate loans, which generated net gains of $2.1 million. Additionally, net loans were also impacted by the prepayment of loans totaling $83.9 million, which generated noninterest income of $476,000. Partially offsetting the loan sales and prepayments were new loan originations.  The Bank originated $217.3 million of new loans, consisting of $151.9 million of multi-family, $18.1 million of commercial real estate and land, $41.3 million of business loans, consisting of $4.0 million of commercial real estate owner-occupied loans, $29.5 million of commercial and industrial loans, and $7.8 million of SBA loans, and $6.0 million of other residential loans.  Management has utilized loan sales to manage its liquidity, interest rate risk, loan to deposit ratio, diversification of its loan portfolio, and net balance sheet growth, and expects to continue to do so for the foreseeable future.  The Bank’s pipeline of new loans at June 30, 2007, was $173.3 million.

The allowance for loan losses increased$547,000 to $4.1million as of June 30, 2007, compared to December31, 2006.   The increase in the allowance for loan losses was primarily due to the transitioning of the Bank’s loan portfolio to include more commercial real estate and business loans and less multi-family loans.  Commercial real estate owner-occupied loans, commercial and industrial loans and SBA loans, increased during the first six months of 2007 by $14.3 million, $16.5 million, and $3.2 million, respectively.  Commercial real estate and land loans decreased by $10.5 million, while multi-family loans decreased by $25.3 million since December 31, 2006.  The allowance for loan losses as a percent of non-accrual loans increased to 891% as of June 30, 2007 from 559% at December31, 2006.  Net non-accrual loans and other real estate owned were $444,000 and $57,000, respectively, at June 30, 2007, compared to $574,000 and $138,000, respectively, as of December31, 2006.  The ratio of net nonperforming assets to total assets at June 30, 2007 was 0.07%.  All nonperforming assets are concentrated in the Bank’s single family residential loans and are associated with its prior origination of sub-prime mortgages, which were discontinued in 2000.

Total deposits were $372.6 million as of June 30, 2007, compared to $339.4 million at December 31, 2006.   The increase in deposits is comprised of increases of $1.6 million, $28.3 million, and $3.3 million in transaction accounts, retail certificates of deposits, and brokered certificate of deposits.  The cost of deposits as of June 30, 2007 was 4.21%, an increase of 16 basis points since December 31, 2006.

At June 30, 2007, total borrowings of the Company amounted to $281.3 million, a $45.5 million or 14.4% decrease from December 31, 2006, and were comprised of the Bank's $215.0 million and $55.4 million of FHLB term borrowings and overnight advances, respectively, $600,000 of other borrowings and the Company’s $10.3 million of subordinated debentures which were used to fund the issuance of trust preferred securities.  The total cost of the Company’s borrowings and deposits at June 30, 2007 was 4.65%, compared to 4.67% at December 31, 2006.

The Bank’s tier 1 (core) capital and total risk-based capital ratios at June 30, 2007 were 8.97% and 11.83%, respectively.  The minimum ratios for well-capitalized banks are 5.00% and 10.00% for tier 1 (core) capital and risk-based capital, respectively.

The Company owns all of the capital stock of the Bank.  The Company provides business and consumer banking products to its customers through our six full-service depository branches in Southern California located in the cities of San Bernardino, Seal Beach, Huntington Beach, Los Alamitos, Costa Mesa and Newport Beach.  The Bank at June 30, 2007, had total assets of $714.5 million, net loans of $603.9 million, total deposits of $373.3 million, and total equity capital of $63.6 million.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  Actual results may differ from those projected in the forward-looking statements.  These forward-looking statements involve risks and uncertainties.  These include, but are not limited to, the following risks:  changes in the performance of the financial markets; changes in the demand for and market acceptance of the Company's products and services; changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing; the effect of the Company's policies; the continued availability of adequate funding sources; and  various legal, regulatory and litigation risks.

Contact:

Pacific Premier Bancorp, Inc.

Steven R.  Gardner
President/CEO
714.431.4000

John Shindler
Executive Vice President/CFO
714.431.4000

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
(In thousands)

	June 30,	December 31,
ASSETS	2007	2006
	(Unaudited)	(Audited)
Cash and due from banks	$8,210	$7,028
Federal funds sold	12	10,012
Cash and cash equivalents	8,222	17,040
Investment securities available for sale	58,023	61,816
Federal Reserve and Federal Home Loan Bank stock, at cost	17,338	15,328
Loans held for sale	2,366	795
Loans held for investment, net of allowance for loan losses of $4,090 in 2007 and $3,543 in 2006, respectively	601,535	604,304
Accrued interest receivable	3,831	3,764
Foreclosed real estate	57	138
Premises and equipment	9,304	8,622
Income taxes receivable	339	130
Deferred income taxes	6,839	6,992
Bank owned life insurance	10,606	10,344
Other assets	1,080	1,601
Total assets	$719,540	$730,874

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts
Transaction accounts	$98,352	$96,761
Retail certificates of deposit	240,014	211,714
Wholesale/brokered certificates of deposit	34,247	30,974
Total deposits	372,613	339,449
Other borrowings	271,033	316,491
Subordinated debentures	10,310	10,310
Accrued expenses and other liabilities	6,840	6,586
Total liabilities	660,796	672,836
STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value	52	54
Additional paid-in capital	66,332	67,306
Accumulated deficit	(6,525)	(8,631)
Accumulated other comprehensive loss, net of tax	(1,115)	(691)
Total stockholders’ equity	58,744	58,038
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$719,540	$730,874

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENT
UNAUDITED (In thousands, except per share data)

	Three Months Ended		Six Months Ended

	June 30,	June 30,	June 30,	June 30,
INTEREST INCOME:	2007	2006	2007	2006
Loans	$11,053	$10,076	$22,132	$19,846
Other interest-earning assets	1,031	660	2,075	1,263
Total interest income	12,084	10,736	24,207	21,109
INTEREST EXPENSE:
Interest on transaction accounts	459	416	885	761
Interest on retail certificates of deposit	2,920	1,949	5,682	3,787
Interest on wholesale/brokered certificates of deposit	352	403	635	929
Total deposit interest expense	3,731	2,768	7,202	5,477
Other borrowings	3,625	3,540	7,595	6,401
Subordinated debentures	206	197	409	381
Total interest expense	7,562	6,505	15,206	12,259
NET INTEREST INCOME	4,522	4,231	9,001	8,850
PROVISION FOR LOAN LOSSES	215	104	514	103
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,307	4,127	8,487	8,747
NONINTEREST INCOME:
Loan servicing fee income	339	406	689	744
Bank and other fee income	167	132	307	234
Net gain from loan sales	1,030	472	2,064	858
Other income	323	210	539	329
Total noninterest income	1,859	1,220	3,599	2,165
NONINTEREST EXPENSE:
Compensation and benefits	2,670	2,317	5,313	4,548
Premises and occupancy	641	558	1,208	1,102
Data processing	132	90	247	185
Net loss (gain) on foreclosed real estate	22	(38)	24	43
Legal and audit expense	203	126	554	262
Marketing expense	152	215	346	348
Office and postage expense	110	105	204	197
Other expense	377	365	840	727
Total noninterest expense	4,307	3,738	8,736	7,412
NET INCOME BEFORE TAXES	1,859	1,609	3,350	3,500
PROVISION (BENEFIT) FOR INCOME TAXES	698	(1,298)	1,244	(1,147)
NET INCOME	$1,161	$2,907	$2,106	$4,647

Basic Average Shares Outstanding	5,177,774	5,265,329	5,215,145	5,259,775
Basic Earnings per Share	$0.22	$0.55	$0.40	$0.88

Diluted Average Shares Outstanding	6,477,575	6,689,734	6,586,008	6,685,576
Diluted Earnings per Share	$0.18	$0.43	$0.32	$0.70

PACIFIC PREMIER BANCORP AND SUBSIDIARY
Statistical Information
UNAUDITED (In thousands)
	As of	As of	As of
	June 30, 2007	December 31, 2006	June 30, 2006
Asset Quality:
Non-accrual loans, net of specific allowance	$444	$574	$477
Other Real Estate Owned	$57	$138	$363
Nonperforming assets, net of specific allowance	$501	$712	$840
Net charge-offs (recoveries) for the quarter ended	$(12)	$(33)	$117
Net charge-offs (recoveries) for the year ended	$(33)	$(75)	$187
Allowance for loan losses	$4,090	$3,543	$2,967
Net charge-offs for quarter to average loans, annualized	(0.01%)	(0.02%)	0.08%
Net non-accrual loans to total loans	0.07%	0.09%	0.08%
Net non-accrual loans to total assets	0.06%	0.08%	0.07%
Net non-performing assets to total assets	0.07%	0.10%	0.12%
Allowance for loan losses to total loans	0.67%	0.58%	0.49%
Allowance for loan losses to non-accrual loans	891.14%	558.83%	519.33%

Average Balance Sheet: for the Quarter ended
Total assets	$712,115	$706,208	$687,754
Loans	$594,679	$604,072	$603,366
Deposits	$352,851	$327,535	$313,961
Borrowings	$293,473	$301,406	$314,006
Subordinated debentures	$10,310	$10,310	$10,310

Share Data:
Basic book value	$11.38	$11.03	$10.53
Diluted book value	$9.41	$9.16	$8.77
Closing stock price	$10.69	$12.18	$11.54

Pacific Premier Bank Capital:
Tier 1 (core) capital	$67,441	$60,747	$57,533
Tier 1 (core) capital ratio	8.97%	8.38%	8.13%
Total risk-based capital ratio	11.83%	11.66%	11.73%

Loan Portfolio
Real estate loans:
Multi-family	$331,946	$357,275	$432,365
Commercial and land	162,943	173,452	124,023
Construction - Multi-family	1,097	-	-
One-to-four family	14,072	12,825	13,912
Business loans:
Commercial Owner Occupied	50,184	35,929	24,202
Commercial and Industrial	38,664	22,762	11,206
SBA loans	8,493	5,312	636
Other loans	111	63	27
Total gross loans	$607,510	$607,618	$606,371

	Six Months Ended	Six Months Ended	Six Months Ended
	June 30, 2007	December 31, 2006	June 30, 2006
Profitability and Productivity:
Return on average assets	0.59%	0.72%	1.36%
Return on average equity	7.09%	8.80%	17.59%
Net interest margin	2.65%	2.50%	2.69%
Non-interest expense to total assets	2.43%	1.60%	2.08%
Efficiency ratio	69.14%	61.81%	66.90%